AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into effective as of May 11, 2007 by and among Rubicon Financial Incorporated, a Delaware corporation (the “Company”), DeeSound, Inc., a Nevada corporation (the “Merger Sub”), and Rubicon Real Estate and Mortgages, Inc., a California corporation (the “Target”).

R E C I T A L S

A.    The Target currently has 1,159,000 shares (the “Target Shares”) of common stock, no par value per share (the “Target Common Stock”) issued and outstanding, which constitute all of the issued and outstanding capital stock of the Target.

B.           The respective Boards of Directors of the Company, Merger Sub, and the Target have approved the merger (the “Merger”) of the Merger Sub into Target on the terms and subject to the conditions set forth in this Agreement, whereby each issued Target Share not owned by the Company, Merger Sub, or the Target shall be converted into the right to receive the Merger Consideration (as defined in Section 2.1(c)).

C.           For Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

D.           The Company, Merger Sub, and the Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

It is agreed as follows:

1.	Merger.

1.1.        The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the “CCC”), the Merger Sub shall be merged with and into the Target at the Effective Time (as defined in Section 1.3). At the Effective Time and as a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Target shall continue as the surviving entity (the “Surviving Entity”). The Merger, the issuance by the Company of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement are referred to in this Agreement as the “Transactions.”

1.2.         Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Stoecklein Law Group, 4695 MacArthur Court, 11th Floor, Newport Beach, California 92660 at 10:00 a.m., Pacific Standard Time, on the third (3rd) Business Day following the satisfaction (or, to the extent permitted by any and all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards, or restrictions of any governmental entity (a “Law”), waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as shall be agreed in writing by the Company and the Target. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For purposes of this Agreement, “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the State of California are authorized by law, regulation or executive order to close.

1.3.        Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date, the Surviving Entity shall file with the Secretary of State of the State of California, an agreement of merger or other appropriate documents (in any such case, the “Agreement of Merger”), executed in accordance with the relevant provisions of the CCC, and shall make all other filings or recordings required under the CCC. The Merger shall become effective at such time as the Agreement of Merger are duly filed with such Secretary of State on the Closing Date, or at such later time as the Company and the Target shall agree and specify in the Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4.        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the CCC.

1.5.	Articles of Incorporation and Bylaws.

(a)         The articles of incorporation of Target, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by the CCC or applicable Law or by this Agreement.

(b)         The bylaws of Target, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

1.6.        Directors. The directors of Target immediately prior to the Effective Time shall be the directors of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7.         Officers. The officers of the Target immediately prior to the Effective Time shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.            Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates.

2.1.        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Target or any shares of capital stock of Merger Sub:

(a)         Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one share of common stock of the Surviving Entity.

(b)         Cancellation of Treasury Stock and Company-Owned Stock. Each Target Share that is owned by the Target, Company, or Merger Sub (or any direct or indirect wholly-owned subsidiary of Company or Merger Sub) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)	Conversion of Target Shares.

(1)          Subject to Section 2.1(b), each issued and outstanding Target Share outstanding prior to the Effective Time, and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of Target, Company, Merger Sub or the holder thereof, forthwith cease to exist and be converted into the right to receive 1.00 (the “Exchange Ratio”) validly issued, fully paid and nonassessable share (the “Company Shares”) of the Company Common Stock (the “Merger Consideration”), subject to the terms and conditions of this Agreement.

(2)          As of the Effective Time, all such Target Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Target Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest. Target will remain as a wholly-owned subsidiary of the Company. Immediately following completion of the Merger, the Surviving Entity shall issue the Company 1,000,000 shares of common stock.

2.2.	Company Shares – Securities Laws.

(a)         Restricted Securities. The Company Shares shall be represented by stock certificates, representing an applicable number of shares of the Company Common Stock, issued in the name of each of the Target Stockholders of the Target as of the Closing and as set forth on Schedule 3.2 (the “Target Stockholders”). The Company Shares (i) shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, (ii) will be offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering, and (iii) therefore, shall constitute “restricted securities” within the meaning of the Securities Act and cannot be resold or transferred unless they are subsequently registered under the Securities Act and such applicable state securities laws or unless an exemption from such registration is available.

(b)         Investment Representation Letters. On the Closing Date, each of the Target Stockholders shall execute and deliver an Investment Representation Letter, in the form attached hereto as Exhibit A (the “Investor Representation Letter”), which contains certain representations designed to confirm the availability to the Company of the exemption from registration under Section 4(2) of the Securities Act in connection with the issuance of the Company Shares pursuant to this Agreement.

2.3.	Exchange of Certificates.

(a)          Exchange Procedures. As soon as reasonably practicable after the Effective Time, each holder of record of a certificate or certificates (the “Certificates”) that, immediately prior to the Effective Time, represented outstanding Target Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1(c) shall surrender such holder’s Certificate for cancellation to the Company (or to such other agent or agents as may be appointed by Company) together with a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company and shall be in such form and have such other provisions as Company may reasonably specify), duly executed, and such other documents as may reasonably be required by the Company, the holder of such Certificate shall be entitled to receive in exchange therefor the holder’s pro rata portion of the Merger Consideration, including the Company Shares, into which the aggregate number of Target Shares previously represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. Thereafter, such holder shall be treated as a holder of Company Common Stock for purposes of voting or quorum for any meeting of the stockholders of Company. In the event of a transfer of ownership of Target Shares that is not registered in the transfer records of the Target, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Target Shares theretofore represented by such Certificate have been converted pursuant to Section 2.1(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(b)          No Further Ownership Rights in Company Shares. The Merger Consideration paid and/or issued in accordance with the terms of this Article 2 upon conversion of any Target Shares shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such Target Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Target on such Target Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the

Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of Target Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Target Shares are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article 2. Immediately following Closing of the Merger, the Surviving Entity shall issue the Company 1,000,000 shares of its common stock and shall continue in existence as a wholly-owned subsidiary of the Company.

(c)          Income Tax Treatment. It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

2.4.	Target Equity Awards.

(a)  Cancellation of Target Options. Promptly upon execution of this Agreement, the Target shall notify in writing all holders of all outstanding options to purchase shares of common stock of the Target (“Options”) of the pending Merger and shall give each such holder an opportunity to exercise such Options in accordance with their terms prior to the Effective Time. All Options that are not exercised prior to the Effective Time shall be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

(b)          Cancellation of Target Warrants. Promptly upon execution of this Agreement, the Target shall notify in writing all holders of all outstanding warrants to purchase shares of common stock of the Target (“Warrants”) of the pending Merger and shall give each such holder an opportunity to exercise such Warrants in accordance with their terms prior to the Effective Time. All Warrants that are not exercised prior to the Effective Time shall be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

(c)          Reservation and Grant of Company Options. Following Closing, the Company shall reserve 600,000 options from the Company’s 2007 Acquisition Stock Plan to be granted to employees, officers, directors or consultants to the Target post-closing based upon certain performance milestones to be determined by the Company. Notwithstanding the above, the Company shall grant 200,000 options to Target’s current sole officer, Joel Newman, in conjunction with his employment agreement, which is to be executed following Closing.

3.            Representations, Warranties and Covenants of the Target. The Target represents, warrants and covenants to the Company and Merger Sub as follows (exceptions to the following representations and warranties shall be set forth on Schedules 3.2 through 3.22, which collectively are referred to as the “Disclosure Schedule”):

3.1.        Authority Relative to this Agreement. The Target has all requisite corporate power and authority to enter into and to carry out all of the terms of this Agreement and all other Documents. All corporate action on the part of the Target necessary for the authorization, execution, delivery and performance of the Documents by the Target has been taken and no further authorization on the part of the Target is required to consummate the transactions provided for in the Documents. When executed and delivered by the Target, the Documents shall constitute the valid and legally binding obligation of the Target, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

3.2.         Capitalization of the Target. The authorized capital stock of the Target consists of 50,000,000 shares of common stock, no par value (the “Target Common Stock”), of which 1,159,000 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Target Common Stock are or will be duly authorized, validly issued, fully paid and nonassessable, and are held of record by the persons set forth on Schedule 3.2. Except as set forth on Schedule 3.2, there are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Target, and no stockholder of Target is a party to any proxy, voting trust or other agreements with respect to the voting of the Target Common Stock.

3.3.         Subsidiaries. Set forth on Schedule 3.3 is a complete listing of any stock or equity interests, direct or indirect, of the Target in any other firm, corporation, partnership, limited liability company, trust, joint venture, joint stock company, incorporated or unincorporated association, governmental entity, or business organization of any kind (each of which is referred to herein individually as a “Subsidiary” and collectively as the “Subsidiaries”). The Target is the sole record owner of all of the issued and outstanding capital stock of any such Subsidiaries, free and clear of all liens, encumbrances, equities, assessments and claims. All of the issued and outstanding shares of capital stock of each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in any such Subsidiaries, and Target is not a party to any proxy, voting trust or other agreements with respect to the voting of the capital stock of any such Subsidiaries.

3.4.         Organization and Standing. The Target and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is duly qualified or registered to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the Target and the Subsidiaries, taken as a whole. The Target and each of the Subsidiaries has the full corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted.

3.5.         No Default or Legal Restrictions. Neither the Target nor any of the Subsidiaries is in violation of its articles of incorporation, bylaws or other governing documents. Neither the Target nor any of the Subsidiaries is in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, mortgage, indenture, bond, note, instrument or other obligation set forth on Schedule 3.22 (each a “Contract”) where such default or breach would have a material adverse effect on the Target and the Subsidiaries, taken as a whole. The execution and delivery of this Agreement by the Target and the consummation of the transactions contemplated hereby do not and will not violate the articles of incorporation, bylaws or other governing documents of the Target or any of the Subsidiaries, and, except as set forth on Schedule 3.5 or except where any such conflict, breach, default or violation would not have a material adverse effect on the Target and the Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Target and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of (or create in any party the right to accelerate, terminate, modify or cancel) any terms, conditions or provisions of, or constitute a default under, or require the consent of any party to, or result in the imposition of any lien or encumbrance upon any asset or property of the Target or any of the Subsidiaries pursuant to the terms and conditions of, any Contract to which the Target or any of the Subsidiaries is now a party or by which any of them or any of their respective properties, assets or rights may be bound or affected, (b) violate any provision of any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitrator, or (c) require any filing with, or license, permit, consent or other governmental approval of, any federal, state or local governmental body or governmental agency (including, without limitation, the Securities and Exchange Commission, other than the filing of a Form D, if necessary, and similar state securities laws filings.)

3.6.         Compliance with Law. Neither the Target nor any of the Subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation, judgment, decree, injunction or order of any court or other governmental entity. The Target and the Subsidiaries have procured and are currently in possession of all licenses, permits and other governmental authorizations required by federal, state or local laws for the operation of the business of the Target and the Subsidiaries in each jurisdiction in which the Target or any of the Subsidiaries is currently conducting business, where the failure to possess such licenses, permits and authorizations would have a material adverse effect on the Target and the Subsidiaries, taken as a whole, and there is no basis for revoking any such license, permit or other authorization. Except as otherwise disclosed on Schedule 3.6, such licenses are in full force and effect and there is no basis for any fines, penalties, or revocation of such licenses.

3.7.	Financial Statements.

(a)          The Target is currently having an accounting firm authorized to practice before the Securities and Exchange Commission conduct an audit of the balance sheet of the Target, including its Subsidiaries, as of April 30, 2007 and the related statements of operations, shareholders’ equity and cash flows for the period from inception through April 30, 2007 (the “Target Audited Financial Statements”), and such audit shall be completed in sufficient time to have the Target Audited Financial Statements to be filed as an exhibit to the amendment of the Current Report on Form 8-K required by the rules and regulations of the Securities and Exchange Commission. The Target Audited Financial Statements will be true and accurate, in accordance with the books and records of Target. Except as disclosed therein, the Target Audited Financial Statements (i) will be in accordance with the books and records of the Target and will be prepared in conformity with generally accepted accounting principles as in effect in the United States. (“GAAP”) consistently applied for all periods, and (ii) will fairly present the financial position of the Target as of the respective dates thereof, and the results of operations, and changes in shareholders’ equity and changes in cash flow for the periods then ended, all in accordance with GAAP consistently applied for all periods.

(b)          Except as set forth in the Target Audited Financial Statements, the Target has no debt, liability or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether or not the amount hereof is readily ascertainable, that will not be reflected as a liability in the Target Audited Financial Statements or except for liabilities incurred by the Target in the ordinary course of business, consistent with past practices which are not otherwise prohibited by, or in violation of, or which will not result in a breach of, the representations, warranties, and covenants of the Target contained in this Agreement. There will be no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“FAS No. 5”) issued by the Financial Accounting Standards Board (the “FASB”) which will not be adequately provided for in the Target Audited Financial Statements as required by FAS No. 5.

3.8.        Absence of Undisclosed Liabilities. The Target does not have any material liabilities, obligations or claims of any kind whatsoever which are required to be set forth in financial statements prepared in accordance with GAAP, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than (a) Liabilities that are reserved for or disclosed in the Target Audited Financial Statements, (b) Liabilities that are set forth on Schedule 3.8, (c) Liabilities incurred by the Target in the ordinary course of business after the date of the Target Audited Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), or (d) Liabilities for Contracts (other than any express executory obligations that might arise due to any default or other failure of performance by the Target prior to the Closing Date).

3.9.        Absence of Material Adverse Changes. Since the date of the Target Audited Financial Statements, there has not been any (a) material adverse change in the business, operations, properties, condition (financial or otherwise) of the Target and the Subsidiaries, (b) damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, properties or condition (financial or otherwise) of the Target and the Subsidiaries, taken as a whole, or (c) change by the Target or any of the Subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Target’s independent certified public accountants.

3.10.	Real Property.

(a)          Schedule 3.10 contains a list of all real property owned by or leased to the Target or any of the Subsidiaries. The Target has not received any notification that there is any violation of any law, ordinance or regulation with respect to such real property that would result in a material fine or penalty or the abatement of which would require a material capital expenditure.

(b)         The Target or the applicable Subsidiary has good and marketable title to all real property indicated on Schedule 3.10 as owned by the Company or any of the Subsidiaries, subject to (i) easements, servitudes and rights-of-way of record or in actual or apparent use, (ii) any state of facts that a visual inspection might reveal, (iii) rights of the public in any portion of the premises that may fall in any public street, way or alley, (iv) zoning laws, building laws and building restrictions of record, (v) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, (vi) liens imposed by law incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (vii) liens or imperfections of title that do not materially detract or interfere with the present use or value of such real property, and (viii) mortgages, liens, encumbrances, claims or restrictions, if any, that do not materially detract from or interfere with the present use or value of such real property.

(c)         There are no pending or threatened condemnation proceedings relating to any real property owned by or leased to the Target or any of the Subsidiaries, or other matters affecting materially or adversely the current use, occupancy, or value of any such real property.

(d)         There are no leases, subleases, licenses, material concessions, or other material agreements, written or oral granting to any party or parties the right of use or occupancy of any portion of any real property owned by the Target or any of the Subsidiaries.

(e)         There are no outstanding options or rights of first refusal to purchase any of the real property owned by the Target or any of the Subsidiaries, or any portion thereof or interest therein.

(f)          The leases relating to the real property leased by the Target or any of the Subsidiaries are valid and in full force and there does not exist any default thereunder that materially detracts from or interferes with the present use or value of such real property.

3.11.	Tangible Personal Property.

(a)         The Target and each of the Subsidiaries has good and marketable title to all tangible personal property it purports to own as of the date of the Target Audited Financial Statements (except for personal property sold or otherwise disposed of since the date of the Target Audited Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, encumbrances, claims or restrictions other than (i) liens for current taxes not due and payable or being contested in good faith by appropriate proceedings, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, and (iii) mortgages, liens, encumbrances, claims or restrictions, if any, that do not materially detract from or interfere with the present use or value of such personal property.

(b)         All leases relating to personal property are valid and in full force and there does not exist any default thereunder where such default would materially detract from or interfere with the present use or value of such personal property.

3.12.      Intellectual Property Rights. Schedule 3.12 contains a list of all patents, trademarks, trade names, corporate names, service marks, computer software, customer lists, processes, know-how and trade secrets (collectively, the “Intellectual Property”) used in or necessary for the conduct of the business of the Target or any of the Subsidiaries as currently conducted. The Target and each of the Subsidiaries owns, or is licensed to use, all of the Intellectual Property. No claim has been asserted or threatened by any person with respect to the use of such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement with respect thereto, and the use of such Intellectual Property by the Target and the Subsidiaries do not infringe on the rights of any other person.

3.13.	Taxes.

(a)         The Target and the Subsidiaries have filed all material returns, declarations, reports, claims for refund, or information returns or statements relating to any Federal, State, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto whether disputed or not (individually, a “Tax” and, collectively, “Taxes”), and further including any schedule or attachment thereto, and any amendment thereof, that the Target and the Subsidiaries were required to file under any Federal, State, local, or foreign laws (individually, a “Tax Return” and, collectively, “Tax Returns”). All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Target and the Subsidiaries have been paid when due or adequate provision has been made therefore in the applicable financial statements. There are no security interests or liens on any of the assets or the stock or other securities of the Target or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)         The Target and the Subsidiaries have withheld and paid all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, commissioned agent, creditor, stockholder, or other third party.

(c)         There is no dispute or claim concerning any Tax liability of, or attributable to, the Target or the Subsidiaries (including, without limitation, any dispute or claim with respect to any jurisdiction in which the Target or Subsidiaries do not currently file Tax Returns) either (i) claimed or raised by any authority in writing, or (ii) as to which the Target, the Subsidiaries or any Selling Stockholder has knowledge.

(d)         Neither the Target nor any of the Subsidiaries have waived or extended any statute of limitations in respect of any assessment or collection of Taxes or any alleged, proposed or actual deficiency in Taxes or agreed to any extension of time with respect to the filing of any Tax Return.

(e)          Neither the Target nor any of the Subsidiaries have filed a consent under Section 341(f) of the Code.

(f)          Neither the Target nor any of the Subsidiaries have made any payments, or is obligated to make payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(g)         Neither the Target nor any of the Subsidiaries have any liability for the Taxes of any person or entity other than the Target and the Subsidiaries (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of State, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

3.14.      Litigation. Other than as set forth on Schedule 3.14, there is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind pending or threatened against or involving the Target or any of the Subsidiaries or their assets or properties.

3.15.	Employee Benefit Plans.

(a)         The Target and the Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and those relating to wage, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity and the payment of withholding taxes, including income and social security taxes, and has withheld (and paid over to the appropriate authorities) all amounts required by law or agreement to be held from the wages or salaries of its employees.

(b)         With respect to each employee welfare benefit plan of the Target or any of the Subsidiaries, as defined in Section 3(1) of ERISA (a “Welfare Plan”), and any deferred benefit plan of the Target or any of the Subsidiaries, as defined in Section 3(2) of ERISA (a “Pension Plan”), there are no actions, suits or investigations or claim pending or to the best of Seller’s knowledge, threatened with respect to the assets thereof, other than routine claims for benefits.

(c)          Neither the Target nor any of the Subsidiaries has made contributions to or currently has any obligation to contribute to (or any other liability, including any potential liability) with respect to any Welfare or Pension Plan under which any employee was or may be entitled to any benefit that is a “Multiemployer Plan” as defined in Section 4001 of ERISA or any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA. In addition, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target or any of the Subsidiaries.

3.16.	Environmental and Safety Laws.

(a)         The Target and the Subsidiaries have complied with all Environmental Requirements (as defined below) and all health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Target and the Subsidiaries alleging any failure to so comply, except in each case where the failure to comply would not have a material adverse effect on the

Target and the Subsidiaries, taken as a whole. The Target and the Subsidiaries have obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in, all Environmental Requirements and health and safety laws, except in each case where the failure to comply would not have a material adverse effect on the Target and the Subsidiaries, taken as a whole.

(b)         The Target and the Subsidiaries have no liability for, and have not handled or disposed of, any Hazardous Substance (as defined below), arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Target and the Subsidiaries giving rise to any liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental Requirement or health and safety law, except where any such liability would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(c)          None of the following exists at any real property or facility owned or operated by the Target or the Subsidiaries: (i) underground storage tanks, (ii) asbestos-containing materials in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas.

(d)         “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, or all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states or political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments, and orders that are adopted and in effect as of the Closing and that relate to the protection of human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, materials or wastes, whether solid, liquid or gaseous in nature.

(e)         The term “Hazardous Substances” shall include without limitation: (i) those substances included within the definition of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances” or “Solid Waste” in CERCLA (42 U.S.C. sections 9601 et seq.), RCRA (42 U.S.C. sections 6901 et seq.), the Hazardous Materials Transportation Action (49 U.S.C. Sections 1801 et seq.) and the TSCA (15 U.S.C. sections 2601 et seq.) and the regulations promulgated thereunder; (ii) those substances listed in the United States Department of Transportation Table of Hazardous Materials (49 CFR 172.101 and amendments thereto); and (iii) such other substances, materials and wastes that, prior to or as of the Closing, are classified as hazardous or toxic under federal, state or local laws or regulations and that are regulated as such under such laws.

3.17.      Accounts Receivable. All accounts receivable that are reflected on the Target Audited Financial Statements or that have arisen since the date of the Target Audited Financial Statements (except such accounts receivable as have been collected since the Target Audited Financial Statements) in excess of reserves for doubtful accounts are valid and enforceable claims and arise out of bona fide transactions in the ordinary course of business in conformity with the applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no valid defenses or offsets, except such discounts as are customarily offered to customers in the ordinary course of business and routine customer complaints or warranty demands that are not material in nature.

3.18.      Inventory. All inventory of the Target and the Subsidiaries, whether reflected on the Target Audited Financial Statements or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business. The value of all items of obsolete inventory and of inventory of below standard quality has been written down to realizable market value, and the value at which such inventory is carried reflects the Target’s normal inventory valuation policy of stating its inventory at the lower of cost or market value, in each case in accordance with generally accepted accounting principles.

3.19.      Brokers or Finders. The Target has not engaged any broker, agent, finder or investment advisor in connection with the transactions contemplated by this Agreement, and no broker, agent or finder is entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the transactions contemplated hereby.

3.20.	Employees.

(a)          No executive, key employee or group of employees has any plans to terminate employment with the Target or any of the Subsidiaries.

(b)         Neither the Target nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement. Neither the Target nor any of the Subsidiaries have experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes since the organization of the Target.

(c)         Except as set forth on Schedule 3.20, neither the Target nor any of the Subsidiaries is a party to, and/or is bound by, any employment contract with any of its employees.

3.21.      Insurance. The Target and the Subsidiaries are insured under, or are the owners and beneficiaries under, as appropriate, the policies listed in Schedule 3.21, copies of which policies of insurance have been provided to the Company.

3.22.	Contracts and Commitments; No Default.
(a)	Except as set forth in Schedule 3.22, the Target:

(i)         has no written or oral contract, commitment, agreement or arrangement with any person which (A) requires payments individually in excess of Twenty Five Thousand Dollars ($25,000) annually or in excess of One Hundred Thousand Dollars ($100,000) over its term (including without limitation periods covered by any option to extend or renew by either party) and (B) is not terminable on thirty (30) days’ or less notice without cost or other Liability;

(ii)        does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than Fifty Thousand ($50,000) for services rendered;

(iii)       is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

(iv)       is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(v)        is not party to any agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any Affiliate (or former Affiliate) thereof is a party (for purposes of this Agreement, “Affiliate” shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act);

(vi)       is not subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in any loss upon completion or performance thereof;

(vii)      is not party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of One Hundred Thousand Dollars ($100,000) or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days’ or less notice without cost or other Liability at or any time after the Closing; and

(viii)    has no distributorship, dealer, manufacturer’s representative, franchise or similar sales contract relating to the payment of a commission.

(b)         True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to this Section 3.22 have been made available to the Company for review. Except as set forth in Schedule 3.22, all such items are valid and enforceable by and against the Target in accordance with their respective terms, the Target is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and to the best knowledge of the Target, no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.23.      Full Disclosure. No representations or warranties made by the Target in this Agreement, in any of the exhibits or schedules attached to this Agreement, or in the schedules attached hereto, or in any other statements furnished or to be furnished by the Target to the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement contained herein or therein not misleading. Copies of all documents heretofore or hereafter delivered or made available to the Company by the Target pursuant hereto were or will be complete and accurate records of such documents.

4.            Representations, Warranties and Covenants of the Company. The Company represents, warrants, and covenants to the Target as follows.

4.1.         Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into and perform its obligations under this Agreement.

4.2.         Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which approximately 14,437,773 shares are issued and outstanding. All issued and outstanding shares of Company Common Stock immediately prior to the Closing are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company’s SEC Reports or as set forth on Schedule 4.2, there are no outstanding options, warrants, rights, subscriptions, calls, contracts or other agreements to issue, purchase or acquire, or securities convertible into, shares of capital stock or other securities of any kind representing an ownership interest in the Company. The Company is the record holder of all issued and outstanding shares of capital stock of Merger Sub.

4.3.        Authority Relative to this Agreement. The Company and the Merger Sub have all requisite corporate power and authority, to enter into and to carry out all of the terms of the Documents. All corporate action on the part of the Company and the Merger Sub necessary for the authorization, execution, delivery and performance of the Documents by the Company and the Merger Sub has been taken and no further authorization on the part of the Company or the Merger Sub is required to consummate the transactions provided for in the Documents. When executed and delivered by the Company and the Merger Sub, the Documents shall constitute the valid and legally binding obligation of the Company and the Merger Sub, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

4.4.         No Default or Legal Restrictions. Neither the Company nor the Merger Sub is in violation of its articles of incorporation, bylaws or other governing documents. Neither the Company nor the Merger Sub is in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, mortgage, indenture, bond, note, instrument or other obligation where such default or breach would have a material adverse effect on the Company, taken as a whole. The execution and delivery of this Agreement by the Company and the Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate the articles of incorporation, bylaws or other governing documents of the Company or the Merger Sub, and, except where any such conflict, breach, default or violation would not have a material adverse effect on the Company, taken as a whole, the execution and delivery of this Agreement by the Company and the Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of (or create in any party the right to accelerate, terminate, modify or cancel) any terms, conditions or provisions of, or constitute a default under, or require the consent of any party to, or result in the imposition of any lien or encumbrance upon any asset or property of the Company pursuant to the terms and conditions of, any contract to which the Company is now a party or by which any of them or any of their respective properties, assets or rights may be bound or affected, (b) violate any provision of any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency, governmental body or arbitrator, or (c) require any filing with, or license, permit, consent or other governmental approval of, any federal, state or local governmental body or governmental agency (including, without limitation, the Securities and Exchange Commission, other than the filing of a Form D and similar state securities laws filings).

4.5.         Compliance with Law. The Company is not in violation of any federal, state, local or foreign law, ordinance, regulation, judgment, decree, injunction or order of any court or other governmental entity. The Company has procured and are currently in possession of all licenses, permits and other governmental authorizations required by federal, state or local laws for the operation of the business of the Company in each jurisdiction in which the Company is currently conducting business, where the failure to possess such licenses, permits and authorizations would have a material adverse effect on the Company, taken as a whole, and there is no basis for revoking any such license, permit or other authorization. Such licenses are in full force and effect and there is no basis for any fines, penalties, or revocation of such licenses.

4.6.         SEC Reports. The Company has delivered or made available to the Target and complete copies (excluding copies of exhibits) of each report, registration statement, and definitive proxy statement filed by the Company with the United States Securities and Exchange Commission (“SEC”) since February 3, 2000 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC Reports”). The information in the SEC Reports was true and correct in all material respects at the time the SEC Reports were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time the SEC Reports were filed.

4.7.        Absence of Material Adverse Changes. Since the date of the latest SEC Report, there has not been any (a) material adverse change in the business, operations, properties, condition (financial or otherwise) of the Company, (b) damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, properties or condition (financial or otherwise) of the Company, taken as a whole, or (c) change by the

Company in accounting methods or principles used for financial reporting purposes, except as required by a change in generally accepted accounting principles and concurred with by the Company’s independent certified public accountants.

4.8.	Taxes.

(a)         The Company has filed, or will file, all Tax Returns relating to any Tax. All such Tax Returns were, or will be, correct and complete in all material respects. All Taxes owed by the Company have been paid when due or adequate provision has been made therefore in the applicable financial statements. There are no security interests or liens on any of the assets or the stock or other securities of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)         The Company has withheld and paid all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, commissioned agent, creditor, stockholder, or other third party.

(c)         There is no dispute or claim concerning any Tax liability of, or attributable to, the Company (including, without limitation, any dispute or claim with respect to any jurisdiction in which the Company does not currently file Tax Returns) either (i) claimed or raised by any authority in writing, or (ii) as to which the Company has knowledge.

(d)         The Company has not waived or extended any statute of limitations in respect of any assessment or collection of Taxes or any alleged, proposed or actual deficiency in Taxes or agreed to any extension of time with respect to the filing of any Tax Return.

(e)	The Company has not filed a consent under the Code.

(f)          The Company has not made any payments, nor is it obligated to make payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(g)         The Company does not have any liability for the Taxes of any person or entity other than the Company (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of State, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

4.9.        Litigation. Except as set forth in the SEC Reports, there is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind pending or threatened against or involving the Company or its assets or properties.

4.10.	Contracts and Commitments; No Default.

(a)         Except as set forth in Schedule 4.10 or in the SEC Reports, the Company:

(i)         has no written or oral contract, commitment, agreement or arrangement with any person which (A) requires payments individually in excess of One Hundred Twenty Five Thousand Dollars ($125,000) annually or in excess of Five Hundred Thousand Dollars ($500,000) over its term (including without limitation periods covered by any option to extend or renew by either party) and (B) is not terminable on thirty (30) days’ or less notice without cost or other liability;

(ii)          does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than One Hundred Thousand ($100,000) for services rendered;

(iii)       is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

(iv)       is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(v)        is not party to any agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any Affiliate (or former Affiliate) thereof is a party;

(vi)       is not subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in any loss upon completion or performance thereof;

(vii)      is not party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of One Hundred Thousand Dollars ($100,000) or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days’ or less notice without cost or other Liability at or any time after the Closing; and

(viii)    has no distributorship, dealer, manufacturer’s representative, franchise or similar sales contract relating to the payment of a commission.

(b)         True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to this Section 4.10 have been made available to the Target for review. Except as set forth in Schedule 4.10, all such items are valid and enforceable by and against the Company in accordance with their respective terms, the Company is not in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and to the best knowledge of the Company, no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

4.11       No Directed Selling Efforts or General Solicitation. Neither the Company nor any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental entity of any kind (a “Person”) acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Merger Consideration.

4.12       No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the Securities Act.

4.13       Questionable Payments. Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any subsidiary, has on behalf of the Company or any subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.14       Transactions with Affiliates. Except as disclosed in the SEC Reports or as disclosed on Schedule 4.14, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.15       Internal Controls. Except as set forth in the SEC Reports, the Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-B) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

4.16       Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated hereby. The Company has not incurred, nor shall it incur, directly or indirectly, any liability for any brokerage or finders’ fees, agent commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.17       Full Disclosure. No representations or warranties made by the Company in this Agreement, in any of the exhibits or schedules attached to this Agreement, or in the schedules attached hereto, or in any other statements furnished or to be furnished by the Company to the Target pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement contained herein or therein not misleading. Copies of all documents heretofore or hereafter delivered or made available to the Target pursuant hereto were or will be complete and accurate records of such documents.

5.	Covenants.

5.1          Covenants of the Target. The Target hereby covenants and agrees that, during the period commencing on the date hereof and terminating immediately following the Effective Time (or earlier, upon the failure of either the Target or the Company receiving the necessary approvals for the Transactions and/or the termination of this Agreement as hereinafter provided), except as contemplated by this Agreement or as set forth in Schedule 5.1, it shall do all of the following:

(a)         take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of the Target herein contained and/or satisfy each covenant or condition required to be performed or satisfied by the Target at or prior to the Effective Time and/or to cause or permit the implementation of the Merger;

(b)        not take or perform any action which would or might cause any representation or warranty made by the Target herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by the Target at or prior to the Effective Time and/or the implementation of the Merger;

(c)          Carry on and maintain its business in substantially the same form, style, and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

(d)          Use commercially reasonable efforts to obtain, pursuant to the CCC, the required stockholder consent to approve the merger of Merger Sub into the Target and give notice to the non-consenting stockholders in accordance with the CCC;

(e)          Use commercially reasonable efforts to obtain the Investor Representation Letters signed by each stockholder of the Target; and

(f)           Immediately advise the Company of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of the Target herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit the Target from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

5.2          Company Covenants. The Company hereby covenants and agrees that, during the period commencing on the date hereof and terminating immediately following the Effective Time (or earlier, upon the failure of either the Target or the Company receiving the necessary approvals for the Transactions and/or the termination of this Agreement as hereinafter provided), except as contemplated by this Agreement or as set forth in Schedule 5.2, it shall do all of the following:

(a)          take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of the Company herein contained and/or satisfy each covenant or condition required to be performed or satisfied by the Company at or prior to the Effective Time and/or to cause or permit the implementation of the Merger;

(b)          not take or perform any action which would or might cause any representation or warranty made by the Company herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by the Company at or prior to the Effective Time and/or the implementation of the Merger;

(c)          carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

(d)          not make any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of the Target or, in the case of an announcement required by applicable securities laws, prior consultation with the Target;

(e)          immediately advise the Target of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of the Company herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit the Company from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement; and

(f)           not take or perform any of the following actions unless specifically authorized by this Agreement:

(i)           make any loan to any Person or issue any guaranty for, or with respect to, its or another’s obligations;

(ii)	waive or release any material right or claim;

(iii)        incur any material obligation or liability, absolute or contingent;

(iv)         pay any material obligation or liability, absolute or contingent, except for current liabilities reflected in, or shown on, the most recent balance sheet of the Company and/or incurred subsequent to the date thereof in the ordinary course of business and/or in connection with the transactions contemplated by this Agreement;

(v)          make any material adverse change in the business, assets, properties, liabilities, operations, results of operations, condition (financial or otherwise) or affairs of the Company;

(vi)         suffer any damage, destruction or loss, whether or not covered by insurance, having or which could reasonably be expected to have a material adverse effect on the Company;

(vii)       (A) incur any liability created, assumed, guaranteed or incurred, or (B) enter into any transaction, contract or commitment, in the case of either clause (A) or (B), other than in the ordinary course of business;

(viii)      make any payment, discharge or satisfaction of any material encumbrance by the Company or any cancellation by the Company of any material debts or claims or any amendment, termination or waiver of any rights of material value to the Company;

(ix)         directly or indirectly redeem, purchase or otherwise acquire of any shares of the capital stock of the Company;

(x)          effect any stock split, reverse stock split, combination, reclassification or recapitalization of Company Common Stock, or any issuance of any other security in respect of, or in exchange for, any shares of Company Common Stock;

(xi)         issue any shares of the Company’s capital stock or any debt security or any subscription or similar right to acquire any shares of the Company’s capital stock;

(xii)       enter into any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset of the Company;

(xiii)      terminate, or indicate in writing an intention to terminate or not renew, any material contract, license, commitment or other agreement between the Company and any other Person;

(xiv)      effect any material write-down or write-up of the value of any asset of the Company, or any material write-off of any accounts receivable or notes receivable of the Company or any portion thereof;

(xv)       increase or modify any compensation payable, or to become payable to, any director, officer, employee, consultant or agent of the Company, or enter into any employment contract with any officer or employee;

(xvi)      increase, modify, or accelerate any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any director, officer, employee, consultant or agent of the Company;

(xvii)     make any loan, advance or capital contribution to, or investment in, any Person or engage in any transaction with any employee, officer, director or security holder of the Company, other than advances to employees in the ordinary course of business for travel and similar business expenses;

(xviii)   make any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted;

(xix)      terminate the employment of any officer or key employee of the Company or express any intention by any officer or key employee of the Company to resign from such office or employment with the Company;

(xx)        amend or change the Company’s Certificate of Incorporation or Bylaws;

(xxi)      enter into any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions described in this Section 5(f).

5.3.         Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

5.4.	Further Assurances; Cooperation; Notification.

(a)          Each party hereto will, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Company and without further consideration, the Target will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Company may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Company, and to confirm the Company’s title to, the Target Shares.

(b)          At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions and covenants specified in Articles 5 and 6 hereof.

5.5.         Public Announcements. On or after the Closing Date, the Company and the Target may issue a press release (the “Press Release”) in a form and substance acceptable to both parties disclosing the execution of this Agreement. Other than the Press Release, none of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

5.6.        Tax Matters; Cooperation and Records Retention. The Target and the Company will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Target and the Company will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

6.	Conditions to Closing

6.1        Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Target):

(a)         the Company and the Merger Sub shall have performed and complied with all obligations and agreements required to be performed and complied with by it hereunder on or prior to the Closing (including, without limitation, those specified in Section 7.1);

(b)         the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

(c)         there shall be no order, decree or ruling by any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Authority”) nor any action, suit, claim or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent or materially delay or restructure the transactions contemplated by this Agreement or any of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the “Ancillary Documents”), or which otherwise questions the validity or legality of any such transactions;

(d)         there shall be no statute, rules, regulation or order enacted, entered or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or, render illegal the transactions contemplated by this Agreement or the Ancillary Documents;

(e)         the Target shall agree to complete the audit of its financial statements in accordance with Item 310 of Regulation S-B within 74 days of Closing; and

(f)           each of the documents to be delivered by the Company pursuant to Section 7.1 shall have been so delivered by the Company at the Closing.

6.2        Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Company):

(a)         the Target shall have performed or complied with all obligations and agreements required to be performed or complied with by any of them hereunder on or prior to the Closing (including, without limitation, those specified in Section 7.2);

(b)         the representations and warranties of the Target contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

(c)         there shall be no order, decree or ruling by any Governmental Authority nor any action, suit, claim or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or any Ancillary Document, or which otherwise questions the validity or legality of any such transactions;

(d)         there shall be no statute, rules, regulation or order enacted, entered or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement or the Ancillary Documents;

(e)         the Target shall have obtained on terms and conditions satisfactory to the Company all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or any Ancillary Document, or (ii) in order to prevent a breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Contract as a result of the consummation of the transactions contemplated hereby;

(f)           the Target shall have agreed to complete the audit of its financial statements in accordance with Item 310 of Regulation S-B within 74 days of Closing; and

(g)         each of the documents to be delivered by the Target pursuant to Section 7.2 shall have been so delivered by the Target at the Closing.

7.	Deliveries at Closing.

7.1          Company’s Deliveries at Closing. At the Closing, the Company shall deliver or cause to be delivered to the Target all of the following:

(a)          certificates representing the Company Shares, registered in the names of the stockholders of the Target (as of the Closing);

(b)          certified resolutions of the Board of Directors of the Company authorizing the consummation of the transactions contemplated by this Agreement;

(c)          certified resolutions of the Board of Directors and Stockholders of the Merger Sub authorizing the consummation of the transactions contemplated by this Agreement;

(d)          a certificate of the Company, in form and substance reasonably satisfactory to the Target, dated the Closing Date and signed by the President and the Chief Financial Officer of the Target evidencing compliance with the conditions set forth in Sections 6.1(a) and 6.1(b); and

(e)          such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

7.2          Target’s Deliveries at Closing. At the Closing, the Target shall deliver or cause to be delivered to the Company all of the following:

(a)          the Certificates that immediately prior to the Effective Time represented outstanding Target Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1(c), together with a duly executed letter of transmittal;

(b)          the corporate minute book, seal, and stock ledger of the Target;

(c)          evidence that the Target has obtained on terms and conditions reasonably satisfactory to the Company all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or (ii) in order to prevent a material breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Contract as a result of the consummation of the transaction contemplated hereby;

(d)          original counterparts to the Investor Representation Letters duly executed by each Target Stockholder;

(e)          certified resolutions of the Board of Directors and Stockholders of Target authorizing the consummation of the transactions contemplated by this Agreement;

(f)           certificates of the Target, in form and substance reasonably satisfactory to the Company, dated the Closing Date, certifying compliance with the conditions set forth in Sections 5.2(a) and 5.2(b); and

(g)          such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby.

8.	Survival and Indemnification.

8.1.         Survival. The representations and warranties of each party hereto shall survive the execution of and delivery of this Agreement and the consummation of the transactions contemplated hereby and the same shall be effective for a period of two (2) years from the Closing Date and no longer. The covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the same shall be effective in accordance with their respective terms.

8.2.        Mutual Indemnification. Subject to the limitations set forth in this Article 8, each party each agrees to indemnify and save harmless each other party from and against any and all losses, liabilities, expenses (including, without limitation, reasonable fees and disbursements of counsel), claims, liens, damages or other obligations whatsoever (collectively, “Claims”) that may actually and reasonably be payable by virtue of or which may actually and reasonably result from the inaccuracy of any of their respective representations or the breach of any of their respective warranties, covenants or agreements made in this Agreement or in any certificate, schedule or other instrument delivered pursuant to this Agreement; provided, however, that no claim for indemnity may be made hereunder if the facts giving rise to such Claim were in writing and known to the party seeking indemnification hereunder, such facts constituted a breach of the conditions to closing of the party seeking indemnification and the party seeking indemnification elected in any event to consummate the transactions contemplated by this Agreement. In addition, to the extent that applicable insurance coverage is available and paid to the party seeking indemnification hereunder with respect to the Claim for which indemnification is being sought, such amounts of insurance actually paid shall be deducted from the amount of the Claim for which indemnification may be sought hereunder and the indemnified party may recover only the amount of the loss actually suffered by the party to be indemnified. To the extent that such insurance payment is received subsequent to payment by the indemnifying party hereunder, the indemnified party shall reimburse the indemnifying party, up to the amount previously paid by the indemnifying party, for the amount of such insurance payment.

8.3.         Procedures for Indemnification. Each party agrees to give each other party prompt written notice of any event or assertion of which it has knowledge concerning any such Claim and as to which it may request indemnification hereunder, and each party will cooperate with the other in determining the validity of any such Claim. The indemnifying party hereunder shall have the right to participate in, or control the defense of (with counsel reasonably satisfactory to the indemnified party), any such Claim for which indemnification has been requested hereunder. Each party agrees not to settle or compromise any such Claim without the prior written consent of each other party. The giving of notice to the indemnifying party as provided herein and the opportunity to participate or control the defense of the Claim for which indemnification is sought shall be a prerequisite to any obligation of the indemnifying party to indemnify the indemnified party hereunder. Following indemnification as provided hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party against all other parties with respect to the Claim for which indemnification has been made.

8.4.        Limitations on Indemnification. Notwithstanding the provisions of Section 8.2 hereof, no claim for indemnification by any party hereunder may be made unless the amount of the Claim for which indemnification is sought exceeds $25,000. The maximum aggregate liability of the Target to the Company for all claims arising under the Documents shall equal the product of (i) the number of Company Shares and (b) the average of the per share closing price of the Common Stock for the five-day period preceding the day on which the liability becomes payable. In no event will the aggregate amount payable by the Company pursuant to this Article 8 exceed $250,000.

9.	Termination.

9.1          Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target and Merger Sub, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)	By mutual consent of Target and Company; or

(b)          By any of the Parties (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Company Material Adverse Effect or a Target Material Adverse Effect, as applicable, on the breaching Party; or

(c) By any of the Parties (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By any of the Parties (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) the stockholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at a Stockholders' Meeting where such matters were presented to such stockholders for approval and voted upon or consented to in writing, or (iii) the stockholder of Merger Sub fails to vote its approval of the matters relating to this Agreement and the transactions contemplated hereby at a Stockholders' Meeting where such matters were presented to such stockholder for approval and voted upon or consented to in writing; or

(e) By any of the Parties in the event that the Merger shall not have been consummated by May 31, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f) By any of the Parties (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e).

9.2         Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2 and Section 10 and Section 8.2 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

10.	Miscellaneous.

10.1.      Cumulative Remedies. Any person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulatively and not alternatively.

10.2.      Successors and Assigns. Except as otherwise expressly provided herein, this Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto whether so expressed or not.

10.3.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or the other documents.

10.4.      Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same agreement.

10.5.      Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements and understandings.

10.6.      Expenses, Audit and Attorney Fees. The Company and the Target shall each pay all of their respective legal and due diligence expenses in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, legal and accounting fees.

10.7.      Waiver of Conditions. At any time or times during the term hereof, the Company may waive fulfillment of any one or more of the conditions to its obligations in whole or in part, and the Target may waive fulfillment of any one or more of the foregoing conditions to their obligation, in whole or in part, by delivering to the other party a written waiver or waivers of fulfillment thereof to the extent specified in such written waiver or waivers. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.8.      Law Governing. This Agreement shall be construed and interpreted in accordance with and governed and enforced in all respects by the laws of the State of California.

10.9       Disputed Matters. Except as otherwise provided in this Agreement, each party hereby agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the United States District Court for the Central District of California located in the County of Orange, California, or a Superior Court of the State of California in the County of Orange, California, and the parties hereby irrevocably and unconditionally submit to the jurisdiction of such courts. The parties hereby agree to waive trial by jury in any such suit, action or proceeding. The parties irrevocably waive and agree not to raise any objection any of them might now or hereafter have to the bringing of any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum. Each party agrees that any judgment or order against that party in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon that party and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or organization or any other courts, by registration or entry of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders.

10.10.    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

10.11.    Delivery by Fax. Delivery of an executed counterpart of the Agreement or any exhibit attached hereto by facsimile transmission shall be equally as effective as delivery of an executed hard copy of the same. Any party delivering an executed counterpart of this Agreement or any exhibit attached hereto by facsimile transmission shall also deliver an executed hard copy of the same, but the failure by such party to deliver such executed hard copy shall not affect the validity, enforceability or binding nature effect of this Agreement or such exhibit.

10.12.    Gender Neutral Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the referenced person, persons, entity or entities may require.

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[SIGNATURE PAGE TO FOLLOW]

                IN WITNESS WHEREOF, each of the parties to this Agreement has executed or caused this Agreement to be executed as of the date first above written.

“COMPANY”

RUBICON FINANCIAL INCORPORATED,

a Delaware corporation

By:/s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., CEO

“MERGER SUB”

DEESOUND, INC.,

a Nevada corporation

By:/s/ Terence Davis
Terence Davis, President

“TARGET”

RUBICON REAL ESTATE AND MORTGAGES, INC.,

a California corporation

By:/s/ Joel Newman
Joel Newman, President